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                       CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
PVF Capital Corp.:


We consent to incorporation by reference in the Registration Statements (No. 33-97450, No. 33-86116, No. 333-48446 and No. 333-14601) on Form S-8 of PVF
Capital Corp. of our report dated July 27, 2001, relating to the consolidated statements of financial condition of PVF Capital Corp. and subsidiaries as of June 30, 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended June 30, 2001, which report appears in the June 30, 2002 Annual Report on Form 10-K of PVF Capital Corp.



/s/ KPMG LLP


Cleveland, Ohio
September 23, 2002